The Target Portfolio Trust
February 25, 1997
Page 2


50326-1 ~ 01595-24 ~ 02/25/97 ~ 04:25 pm
                    SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                919 THIRD AVENUE
                         NEW YORK, NEW YORK  10022-9998



                                   February 25, 1997

The Target Portfolio Trust
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, New Jersey 07102

Dear Sirs:

          The Target Portfolio Trust, a Delaware business trust (the "Trust"), is filing with the Securities and Exchange Commission a Rule 24f-2 Notice containing the information specified in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940 (the "Rule"). The effect of the Rule 24f-2 Notice, when accompanied by this opinion and by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule will be to make definite the number of shares of beneficial interest sold by the Trust during the fiscal year ending December 31, 1996 in reliance upon the Rule, if any (the "Rule 24f-2 Shares").

          We have served as counsel to the Trust since its inception. We have, as counsel, participated in various corporate and other proceedings relating to the Trust and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proven to our satisfaction to be genuine, of its Agreement and Declaration of Trust and By-Laws, as currently in effect, and a certificate issued by the Secretary of State of the State of Delaware, dated February 25, 1997, certifying the existence and good standing of the Trust. We have also reviewed the Trust's Registration Statement on Form N-1A and the form of the Rule 24f-2 Notice being filed by the Trust. We are generally familiar with the corporate affairs of the Trust.

          The Trust has advised us that the Rule 24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust that was current and effective under the Securities Act of 1933, as amended, at the time of sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the par value thereof and not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended.

          Based upon the foregoing, it is our opinion that:

          1. The Trust has been duly organized and is legally existing under the laws of the State of Delaware.

          2. The Trust is authorized to issue an unlimited number of shares of beneficial interest.

          3. The Rule 24f-2 Shares were legally issued and are fully paid and non-assessable.

          We hereby consent to the filing of this Opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice of the Trust, and to the filing of this Opinion under the securities laws of any state.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion expressed herein involves the law of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                              Very truly yours,
                              /s/ Shereff, Friedman, Hoffman & Goodman, LLP Shereff, Friedman, Hoffman & Goodman, LLP

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